RP® FINANCIAL, LC.

Financial Services Industry Consultants

August 24, 2004

Board of Directors

OC Financial Mutual Holding Company

Ocean Shore Holding Co.

Ocean City Home Bank

1001 Asbury Avenue

Ocean City, New Jersey 08226-3329

Members of the Boards:

We hereby consent to the use of our firm’s name in the application for a minority stock issuance on Form MHC-2, and in the Registration Statement on Form S-1, and any amendments thereto. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report in such filings including the Prospectus of Ocean Shore Holding Co.

Sincerely,

/S/ RP FINANCIAL, LC.

RP Financial, LC.

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